Exhibit 99.1

Contact Information:

Mark Maring

Investor Relations

Tel: +1-585-598-6874

Peter Newton Joins GateHouse Media as President of GateHouse Ventures

FAIRPORT, N.Y., May 22, 2012 – GateHouse Media, Inc. (the “Company” or “GateHouse Media”), a leading multi-media company providing news and information to local communities, today announced the hiring of Peter Newton to the newly created position of President of GateHouse Ventures. GateHouse Ventures’ mission is to identify and develop high-growth business ventures that can leverage Company resources and access local markets to expand the local services we offer, while also expanding our geographic reach.

Commenting on Mr. Newton’s appointment, Kirk Davis, Chief Operating Officer of GateHouse Media, said, “We are very excited to announce the addition of Peter Newton as President of GateHouse Ventures. Peter’s appointment comes as we are moving from a successful diligence phase in some of our new ventures to an execution phase, a period in which we begin to scale our new businesses. Peter will be directly working with the business unit leaders and teams associated with our first two ventures, Propel Marketing (propelmarketing.com) and Compass Aging Services (compassaging.com). In addition, Peter will also work closely with our directory business, SureWest, in Sacramento, and the national expansion of adhance media (adhancemedia.com), our private digital ad exchange, which is already up and running and seeing positive growth.”

Mr. Newton brings a distinguished media background that spans traditional and digital publishing. Since 2010, he has been building a successful consulting practice that specializes in media and marketing services. He leveraged his expertise in sales and marketing, and his knowledge of digital services and technologies to help small and mid-sized businesses grow. Mr. Newton spent 17 years at The Boston Globe where he held several leadership positions in finance and advertising, which resulted in his becoming VP Advertising. His role expanded when he added responsibilities as President of BostonWorks, where he directed the successful transformation of a traditional print business into a multi-media company. Mr. Newton also held several leadership positions at MONSTER including SVP/GM of Small & Mid-Sized Businesses. He also launched MONSTER’s Media Alliances business, scaling the business from having no partners to having over 350 nationally in just two years.

The Company also announced that Jay Fogarty, currently VP of New Revenue Platforms who has been with the Company since 2009 and helped found and develop the new business ventures group, will become VP, Strategy and Innovation. He will continue to source new business development opportunities company-wide, which is an essential part of the Company’s transformation into a truly multi-media enterprise.

About GateHouse Media, Inc.

GateHouse Media, Inc., headquartered in Fairport, New York, is one of the largest publishers of locally based print and online media in the United States as measured by its 78 daily publications. GateHouse Media currently serves local audiences of approximately 10 million per week across 21 states through hundreds of community publications and local websites. GateHouse Media is traded in the over-the-counter market under the symbol “GHSE.”

For more information regarding GateHouse Media and to be added to our email distribution list, please visit www.gatehousemedia.com.

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